Exhibit 10.4

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE INDICATED BY THREE ASTERISKS ENCLOSED BY BRACKETS AND UNDERLINED. THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Confidential

Cash Card Issuer Agreement

This Cash Card Issuer Agreement ("Agreement") is entered into as of October 11 , 2002 ("Effective Date"), by and between NBO Systems, Inc., a Maryland corporation, whose address is 3676 West California Avenue, Building D, Salt Lake City, UT 84104 ("Issuer") and Discover Financial Services, Inc. ("DFS"), a Delaware Corporation, whose address is 2500 Lake Cook Road, Riverwoods, Illinois 60015.

Recitals

  Issuer will design, market, and make available Cards to various individuals.

  Issuer may offer Cards directly to consumers for sale on its website, through a call center, at NBO controlled Counter Top distribution points in malls and shopping centers, and through other distribution channels, as approved by DFS.

  DFS operates a Network that will allow Cardholders to purchase goods or services from participating Merchants using Cards issued by Issuer.

  Merchants will comply with Network operating regulations and Authorize according to their contracts.

  Purchase value or sales are based on the amounts allocated to the card, pursuant to the following terms governing the creation and use of these cards.

  Cardholders shall be able to use the Cards to make purchases, within the amounts allocated to the Cards, at Merchants honoring Discover Cards. Cardholders shall not have the ability to make cash withdrawals unless specifically authorized by DFS under Program provisions and tested for such functionality.

[* * *]* * *1.0Definitions

The following definitions apply to the terms outlined within this Agreement and shall have the following meanings:

  Account Number means the unique 16-digit number assigned by Issuer to a Card and Card Account, as derived from the BIN.

  Agent means a Person approved and/or certified by DFS that will perform specified functions on behalf of Issuer.

  Agreement means this "Cash Card Issuer Agreement" between the Issuer and DFS and shall include any attachments, appendices, schedules, addenda, and amendments thereto.

  Authorization or Authorize means the process whereby Issuer, by itself, or through one or more agents (including, without limitation, DFS, in the course of performing stand-in Authorization functions as described in Section 4.0 of the Operating Regulations), determines whether to approve or decline a Card Sale.

  [* * *.]

  Card means either a stored-value (i) plastic card displaying the Discover/NOVUS Acceptance Mark, or (ii) Card Account that may be used for purchases in situations in which the Cardholder is not physically present at a Merchant's retail location. Cards must be produced by an authorized production facility, and must comply with the specifications of the Technical Specifications Manual.

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  Card Account means the stored-value account represented by the Account Number assigned by Issuer.

  Card Sale means a Card Transaction by a Cardholder that is either: (a) the purchase of goods or services, or (b) the receipt of a Cash Advance.

  Cardholder means a person who has purchased a Card issued by Issuer, or any person who receives or uses a card. The person in possession of the card is the Cardholder.

  Card Transaction means a transaction involving a Card, including, without limitation, any of the following: a Card Sale, a Cash Advance, a Credit/return, a Chargeback, or an Adjustment, as such terms are defined herein or in the Issuer Operating Regulations

  Client means a Person with whom Issuer has entered into an agreement to provide Cards to certain groups of specified individuals or for a particular marketing program.

  Client Program means each separate and discrete Card marketing or other program that Issuer has agreed to provide in connection with a Client. [* * *]

  Discover/NOVUS Acceptance Mark means the logo designated in the Technical Specifications Manual under Graphic Guidelines that indicates that a Card may be used for purchases in the Network.

  Governmental Requirements means any local, state or federal laws that are applicable to the Program.

  Issuer Operating Regulations shall mean the document incorporated by reference into this Agreement as Exhibit B that describe certain of Issuer's duties and obligations with which it must comply in order to issue Cards that may be used in the Network.

  Merchant means a party who has entered into a Merchant Services Agreement and/or a Cash Advance Participation Agreement with Discover Financial Services, Inc., that provides the terms and conditions governing the acceptance and Settlement of Card Transactions between DFS and such Merchant.

  Network means the Discover/NOVUS Network of Merchants.

  Open environment means use of gift/cash cards bearing the Discover/NOVUS Acceptance Marks that can be used at any participating Merchant.

  Person means any individual human being, or any individual created at law, including without limitation, a partnership or corporation.

  Processor means a certified processor of Card Transactions on the Discover/NOVUS Network, including, without limitation, Authorizations and the appropriate response to be sent to the Merchant.

  Processing Services means those services listed in Exhibit A of this Agreement.

  Program means the plan, described in this Agreement and the Operating Regulations, pursuant to which Issuer shall; (i) issue Cards to Cardholders; and (ii) use the services offered by Discover Financial Services, Inc. to facilitate the Authorization and Settlement of Card Transactions.

  Reserve Account shall have the meaning given that term in Section 2.2.f.

  Reserve Account Agreement means the agreement entered into between Issuer, DFS and the financial institution at which the Reserve Account will be established with respect to the terms of the Reserve Account.

   Settle means the act of making a Settlement payment.

  Settlement means respectively, (i) for DFS, amounts DFS is required to pay Merchants for Card Transactions, and (ii) for Issuer, an amount payable by Issuer to DFS for Card Transactions, as more fully described in this Agreement and Section 7.0 of the Operating Regulations.

  Start-up Date means the date on which both the Processor and the Network are ready to and capable of accepting and processing transactions [* * *.].

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bb. Stored Value Account shall have the meaning given to that term in Section 2.2.f. Stored Value Account is also sometimes referred to as "Activity Account."

cc. Technical Specifications Manual means the document incorporated by reference into this Agreement as Exhibit C that contains technical specifications applicable to the Program.

2.0 Provision of Services

2.1. Responsibilities of DFS.

2.1.a DFS shall provide Cardholders with point of sale access to Merchants pursuant to current contractual arrangements with such Merchants. DFS does not guaranty that all Merchants will accept Cards, or that Merchants will accept all Card Transactions. In order to be used in the Network, Cards must have the capability to communicate with a Processor for its Authorization and Settlement services.

2.1.b For each Card Sale, DFS will be responsible for Settlement of the amount of such Card Sale to the Merchant pursuant to the terms of DFS' Merchant Services Agreement with the Merchant.

2.1.c DFS will submit to Issuer or Issuer's Agent a Settlement transmittal file (in the form and format specified in the Technical Specifications Manual) in order for Issuer to pay DFS for Card Transactions.

2.1.d DFS grants Issuer a [* * *] license to use Account Numbers that DFS assigns to it for the Program under this Agreement. [* * *], an additional allocation will be granted to Issuer if Issuer is in compliance with the terms of this agreement and the remaining terms of this agreement is not less than six (6) months.

2.1.e DFS will provide Issuer with a copy of Technical Specifications Manual that contains the graphic specifications for the display of the Discover/NOVUS Acceptance Mark and usage of such mark on the Card. DFS will review all card art, packaging, and advertising and marketing materials provided by Issuer within ten (10) Business Days of receipt, provided that DFS must receive from Issuer and approve all card art, packaging, and advertising and marketing materials, that show the Discover/NOVUS logo prior to Issuer using such materials for any Cards. Items that do not mention Discover name or brand, or the Discover/NOVUS Network, or that do not contain the Discover/NOVUS acceptance mark do not need to be reviewed by DFS.

2.1.f DFS has provided Issuer with a list of the names of Processors that DFS has certified as of the date of this Agreement to provide processing to issuers within the Network. Only certified Processors may process transactions on the Discover/NOVUS Network.

2.1.g DFS will provide Issuer with information, in the form of DFS reports, with respect to the transaction fees, license fees, and revenue share accrued and owed to DFS by Issuer for each month by the twentieth (20th) day of the next succeeding month.

2.1.h DFS will provide notification and documentation to Merchants regarding disputes, ticket retrieval and Chargeback requests. Issuer may not contact Merchants with respect to any disputes, ticket retrievals or Chargeback.

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2.1.i DFS will administer the dispute process, determine the application of Chargeback, and provide the Issuer notification of the resolution disputes, in accordance with the Operating Regulations and Technical Specifications Manual.

2.1.j DFS shall route Card Transaction data to Issuer or Issuer's Agent in the manner specified in the Operating Regulations and Technical Specifications Manual.

2.1.k DFS agrees that it will not attempt to convert any of Issuer's Clients to an "Open" environment stored value card program operated by DFS once Issuer has entered into an agreement with such Client, and notified the DFS program manager of its relationship with the Client.

2.2. Responsibilities of Issuer.

2.2.a Issuer will issue Cards [* * *] assigned by DFS. Issuer must obtain DFS' prior approval of any Clients with whom Issuer desires to create a Client Program. Issuer may make sales presentations to any mall operating company prior to obtaining DFS approval of the specific client. Initially approved Clients include those listed or described in Exhibit A. Issuer may distribute Cards pursuant to the terms of a Client Program. Issuer is responsible for overall creative development, design and marketing of Cards for its Clients, including creative development of Cards and related marketing and sales materials. Issuer agrees that the design of Cards must comply with the card specifications outlined in the Technical Specifications Manual. Issuer must provide all marketing materials, containing the Discover/NOVUS acceptance mark, and Card designs to DFS for approval prior to print or distribution.

2.2.b Cards issued by Issuer may not be used at ATMs or for any other form of cash withdrawal without a specific additional agreement with DFS. Cards will also be unable to be activated or loaded with value at Merchants, and Cardholders will be unable to obtain balance information at Merchants. The remaining balance will be passed back to the Merchant and Cardholder in the authorization number, which will be sent to the Merchant following a transaction subject to the Merchant having appropriate hardware functionality.

2.2.c Issuer agrees to comply with the Operating Regulations and the Technical Specifications Manual. DFS may change the Operating Regulations or Technical Specifications Manual from time to time by sending written notice to Issuer ninety (90) days in advance. However, certain changes to the Operating Regulations may become effective immediately for security reasons. If there is any conflict between this Agreement and the Operating Regulations or Technical Specifications Manual, the terms of this Agreement will govern.

2.2.d Issuer may designate or utilize subcontractors or Agents, as provided in the Operating Regulations to perform its obligations under the Agreement, provided that Issuer has first advised DFS and received DFS' approval of any such subcontractor or Agent. DFS acknowledges notification and approval of the Designated Processor listed in Exhibit A. Any Agent or third party used or designated by Issuer to perform services shall be deemed an Agent of Issuer for all such purposes and not DFS' Agent. Issuer shall be solely responsible for the payment of such subcontractors or Agents.

2.2.e The Issuer will approve or decline Card Sales based on the funds value available for the Card or Card Account being offered for use at a Merchant, and will respond with appropriate codes as set forth in the Technical Specifications Manual. The Issuer must pay DFS the amounts identified in

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the daily Settlement file via Fed wire or any other payment method approved by DFS to the account and by not later than the time specified by DFS.

2.2.f Issuer shall be responsible for obtaining the funds that represent the stored value of each Card that it issues to a Cardholder, and Issuer shall hold such funds in an account at a reputable financial institution (the "Stored Value Account" or "Activity Account"). Such amount may change from time to time depending upon the level of value of all activated Cards. Issuer will maintain accurate records of the value balances on each Card. Issuer will also maintain funds in a reserve account ("Reserve Account") at a financial institution agreed upon with DFS in an amount specified in Exhibit A. Issuer shall not have access to the Reserve Account, except as permitted pursuant to the terms of the Reserve Account Agreement, and shall not remove funds from the Stored Value Account, except through the actions of the Processor or financial institution holding the Stored Value Account to pay DFS any amounts Issuer owes DFS, to distribute earned fees and funds from expired cards to Issuer and to refund excess amounts to Issuer when approved by DFS. Issuer grants DFS a right to offset amounts from the Reserve Account and Stored Value Account for the purposes set forth in Section 4.0 for amounts owed by Issuer to DFS.

2.2.g Issuer will maintain all funds received to establish the value of Cards in a segregated account at a reputable financial institution, and shall hold such funds pending issuance of an Authorization for an expenditure of such funds and Issuer's Settlement obligation to DFS for such funds that have been the subject of a Card Sale. Issuer will remain responsible for Settlement to DFS until all amounts have been paid to DFS.

2.2.h Issuer will be responsible for providing all customer service to Cardholders with respect to Cards. Issuer shall provide a Cardholder agreement with each Card that is sold or distributed to a Cardholder, and such Cardholder agreement shall disclose all rules, terms, limitations and conditions of use of the Card to the Cardholder, including any mandated by Governmental Requirements. Issuer shall also provide a toll-free telephone number and/or Internet site access to enable the Cardholder to obtain customer service and to complete ordinary service functions such as checking Card balance, last transactions, etc. In all cases, Issuer will insure that it provides an appropriate level of security for all such inquiries and customer service issues. Issuer will provide live operator customer service availability for not less than eight (8) hours per day Monday through Friday, and will deliver such customer service using service standards at least equal to those being provided by others in the industry. Automated Response customer support will be available at all other times. Both DFS and Issuer will monitor call volume during non-serviced hours. Hours will be adjusted during peak call volume times and if call volume warrants adjustment.

2.2.i Issuer will respond to any inquiries or disputes in accordance with the procedures specified in the Operating Regulations and Technical Specifications Manual, and Issuer shall adhere to any final DFS' decision with respect to a resolution of a dispute even though such decision may require payment of amounts by Issuer.

2.2.j Issuer will electronically submit a Client Program Plan Description in the form of Appendix E for each Client Program [* * *].

2.3 Issuer Use of a Processor

2.3.a If Issuer elects to utilize the services of a Processor, Issuer must designate the Processor where indicated on Exhibit A, and the Processor must be approved by DFS, enter into an agreement with

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DFS and must be tested and certified that it complies with the applicable provisions of the Operating Regulations and the Technical Specifications Manual.

2.3.b Issuer may elect to have a Processor perform additional services such as, Card personalization/production, IVR support (with not more than an eight second response time), call center support (at least 14 hours per day), and web development, and the like. The specific services to be provided by the Processor must be set forth where designated on Exhibit A.

3.0 Warranties

3.1. Issuer warrants to DFS that:

3.1.a. It is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland, and has its principal office in the State of Utah;

3.1.b. It has the corporate and legal authority and power to enter into this Agreement and to perform its obligations under the Program as outlined in this Agreement;

3.1.c. That all financial statements furnished to DFS are accurate in all material respects and fairly represent, in all material respects, the financial condition of Issuer, including contingent liabilities of every type, which financial condition has not changed materially or adversely as of the date of this Agreement;

3.1.d. It owns, has licensed, or otherwise has the right to use any trademarks, service marks, patents or other intellectual property that are necessary for it to use in order to operate the Program and any Client Program, and any such use will not infringe upon the rights of any third party;

3.1.e. It operates its business in a safe and sound manner, and adheres to all applicable federal, state and local laws and regulations;

3.11 It is not the subject of any litigation, infringement, or enforcement action by any Person or governmental body, except as noted on Schedule 3.1 (f);

3.1.g. It has obtained all necessary licenses; consents or permissions needed from any applicable governing authority to perform its duties set forth in this Agreement.

3.2. DFS warrants to Issuer that:

3.2.a It is a corporation duly organized and validly existing under the laws of Delaware, and has its principal office in the State of Illinois,

3.2.b It has the corporate and legal authority and power to enter into this Agreement and perform its obligations under the Program as outlined in this Agreement and the Operating Regulations,

3.2. c It owns or has the right to use, and to authorize the limited use by Issuer of, the trademarks, service marks or other intellectual property that is necessary for it and the Issuer to use in order to operate the Program.

4.0 Term and Termination

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4.1. This Agreement shall commence on the Effective Date and shall remain in force for a period of three (3) years thereafter ("Initial Term"). After the Initial Term, this Agreement shall automatically renew for subsequent terms of one year each (each a "Subsequent Term") unless earlier terminated by one of the parties as set forth below.

4.2 This Agreement may be terminated:

4.2.a By either party, immediately upon notice to the other party in the event that the other party shall be wound up or dissolved; become insolvent; suffer a material, adverse change in its financial condition, or repeatedly fail to pay its debts as they come due; make an assignment for the benefit of creditors; file a voluntary petition in bankruptcy or for reorganization or be adjudicated as bankrupt or insolvent; or have a liquidator or trustee appointed over its affairs and such appointment shall not have been terminated and discharged within thirty (30) days; or

4.2.b By DFS upon two (2) business days' notice to Issuer in any case where Issuer is not maintaining the agreed upon amount in the Reserve Account or Stored Value Account, or Issuer has failed to pay Settlement when due; or

4.2.c By either party upon thirty (30) days' prior written notice to the other party in the event of any material breach of this Agreement by such other party; provided, however, that this Agreement shall not terminate at the end of said thirty day notice period, if in the discretion of the party seeking to terminate, the party in breach has cured the breach of which it has been notified, prior to the expiration of said period; or

4.2.d By either party, upon written notice provided not less than six (6) months prior to the expiration of the Initial Term or of any Subsequent Term.

4.3 Upon termination of this Agreement, DFS may offset funds from the Reserve Account or Stored Value Account to pay for any amounts that are owed to DFS by Issuer, and may continue to offset from the Reserve Account or Stored Value Account for any amounts owed to it for the period that extends until 90 days after the expiration date of the last Card issued by Issuer. Upon payment to DFS of all amounts owed to it, DFS will release any remaining amounts held in the Reserve Account and will instruct the bank or Processor to release any remaining value in the Stored Value Account. DFS will provide Issuer with advance notice and an accounting of any amounts withdrawn from the Reserve Account.

4.4 Upon termination or suspension of this Agreement, Issuer will immediately cease to issue or sell additional Cards. Issuer will continue to perform its appropriate functions for closing out the existing value on all Cards for 90 days after the expiration date of the last Card issued by Issuer.

4.5 If Issuer fails to pay any Settlement amount when due, or does not maintain agreed upon balances in the Reserve Account or Stored Value Account, in addition to DFS' rights set forth in Section 4.2.b, DFS may immediately suspend this Agreement and may notify Issuer to suspend issuance or activation of additional Cards. In such event, after DFS has provided notice to Issuer, Issuer shall make an immediate transfer by Fed wire of the funds owed DFS or of the shortfall of funds into the Reserve Account or Stored Value Account. For each day that Issuer fails to pay Settlement in full to DFS, Issuer shall pay as liquidated damages to DFS an amount equal to 10% of the amount that Issuer has failed to pay, up to a maximum of ten (10) days. If Issuer has failed to pay DFS all amounts owed to it by the tenth day after Issuer has received notice of its failure to pay DFS, the Agreement shall be terminated in accordance with Section 4.2.b.

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5.0 Confidentiality

5.1. In the course of fulfilling their respective duties under this Agreement, DFS and Issuer may each disclose or communicate to the other party information and data that it deems as confidential or proprietary to it ("Confidential Information"). The term " Confidential Information" shall include, without limitation, all information and materials pertaining to the Network, Merchants, Discover Card Cardmembers, Clients or prospective Clients, Cardholders, technology, trade secrets, "know-how," products, facilities, processes, operations, suppliers, marketing objectives and plans, pricing and other information pertaining to the business affairs of DFS and Issuer and their respective affiliates and subsidiaries. The term "Confidential Information" also includes the existence of and the terms of this Agreement and each of the Exhibits, Schedules and Appendices that are a part thereof and any material that is clearly designated by DFS or Issuer as "Confidential." The term "Confidential Information" shall include information or data that is in oral, written or other visual form, or recorded on tape, electronic or other media. The term "Confidential Information" shall exclude (a) information in the public domain or information that becomes available to the general public without restriction through no wrongful act or omission of the receiving party, (b) information received from a third party having a right to transfer such information, (c) information that is independently developed by the receiving party without reference to Confidential Information of the other party; or (d) information that is known by the receiving party or its affiliates or subsidiaries prior to disclosure by the disclosing party. Confidential Information disclosed by DFS shall be known as "DFS Confidential Information" and Confidential Information owned by Issuer shall be known as "Issuer Confidential Information."

5.2. Issuer agrees that DFS Confidential Information shall be used by Issuer only to perform its obligations under this Agreement. DFS Confidential Information received by Issuer shall be kept confidential and shall not be disclosed, directly or indirectly, to any third party unless DFS consents in writing to such disclosure, and then only upon the prior execution of a confidentiality agreement containing terms substantially similar to those in this Section 5.0 by the third party to whom Issuer desires to disclose such information. Issuer further acknowledges that the information contained in Appendix A to Schedule 7.1 is highly confidential and may be disseminated only to Issuer's Chief Operating Officer and Chief Financial Officer.

5.3. DFS agrees that Issuer Confidential Information shall be used by DFS only to perform its obligations under this Agreement. Issuer Confidential Information received by DFS shall be kept confidential and shall not be disclosed, directly or indirectly, to any third party unless Issuer consents in writing to such disclosure, and then only upon the prior execution of a confidentiality agreement containing terms substantially similar to those in this Section 5.0 by the third party to whom DFS desires to disclose such information. DFS further agrees not to use Client or Cardholder information or lists obtained pursuant to this Agreement to attempt to solicit Clients for a product that is similar to that being offered by Issuer under the Program, or to solicit Cardholders for direct sales of DFS' own gift card product. Notwithstanding the previous language, nothing herein is intended, or shall be deemed, to limit or prohibit DFS from maintaining in any way its usual and ordinary relationships with Merchants and Discover Card Cardholders or to offer Merchants or Discover Card Cardmembers the ability to purchase any product or service, including gift or cash cards offered by DFS or other parties.

5.4. Notwithstanding the above restrictions, DFS or Issuer may disclose Confidential Information if either DFS or Issuer receives a subpoena or order of a court or an agency or government authority of competent jurisdiction which is binding on the receiving party, and which compels the disclosure of Confidential Information, provided that the receiving party will immediately notify

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the disclosing party of the receipt of a subpoena or order so as to permit the disclosing party to contest any such subpoena or order.

5.5. The provisions of this Section 5.0 shall survive termination of this Agreement.

6.0 Responsibilities and Indemnification

6.1 DFS shall indemnify and hold Issuer, its affiliates, subsidiaries and their respective officers, directors, employees and representatives harmless from any and all losses, damages, claims, settlements and liabilities, including without limitation, any outside attorneys' fees and court costs reasonably incurred by an indemnified party (excluding indirect, consequential, punitive, special or exemplary damages) arising as a result of or in connection with the following:

(a)    Any intentionally wrongful or negligent act or omission of DFS, its affiliates or subsidiaries, and their respective officers, directors, employees, agents or third party service providers thereof in connection with the performance of the duties and obligations of DFS under this Agreement;

(b)    Any failure by DFS to comply with any term of this Agreement, or any breach of any warranty or representation made by DFS in this Agreement; and

(c)    Any failure by DFS to comply with its obligations under any and all laws, rules and regulations applicable to DFS' obligations under this Agreement.

6.2 Issuer shall indemnify and hold DFS, its affiliates, subsidiaries and their respective officers, directors, employees and representatives harmless from any and all losses, damages, claims, settlements and liabilities, including without limitation, any outside attorneys' fees and court costs reasonably incurred by an indemnified party (excluding indirect, consequential, punitive, special or exemplary damages) arising as a result of or in connection with the following:

(a)    Any intentionally wrongful or negligent act or omission of Issuer, its affiliates or subsidiaries, and their respective officers, directors, employees, agents or third party service providers thereof in connection with the performance of the duties and obligations of Issuer under this Agreement;

(b)    Any failure by Issuer to comply with any term of this Agreement, or any breach of any warranty or representation made by Issuer in this Agreement; and

(c)    Any failure by Issuer to comply with its obligations under any and all laws, rules and regulations applicable to Issuer's obligations under this Agreement.

6.3 Additionally, each party indemnifies and holds the other harmless from any loss, damages, claims, liabilities or expenses (including reasonable attorney's fees) to which they may be subject arising out of the interface of their respective systems as it may relate to this Agreement or the services to be provided hereunder.

6.4 If either party desires to obtain indemnity from the other party hereunder, it shall notify the other party, as soon as practicable, of the claim(s) to be indemnified against and shall permit the other party to assume and maintain the defense thereof with counsel selected by the indemnifying party. The indemnified party agrees to provide any reasonable assistance requested by the indemnifying party in order to defend an indemnified claim.

6.5 The provisions of this Section 6.0 shall survive termination of this Agreement.

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7.0 Financial Requirements

7.1 DFS shall prepare and send to Issuer an invoice each month for all amounts due by Issuer or DFS under this Agreement, as calculated pursuant to the Pricing and Fee Schedule attached hereto as Schedule 7.1. Issuer or DFS agrees to pay all undisputed charges set forth on the invoice in full within thirty (30) days of the date of the invoice, unless otherwise provided in Schedule 7.1.

7.2 If Issuer disputes any amounts on any invoice and such dispute cannot be resolved promptly through good faith discussions between the parties, Issuer shall pay the amounts due under this Agreement less the disputed amount, and the parties shall diligently proceed to resolve such disputed amount. An amount will be considered disputed in good faith if (i) Issuer delivers a written statement to DFS, (ii) such written statement represents that the amount in dispute has been determined after due investigation of the facts and that such disputed amount has been determined in good faith, and (iii) all other amounts due from Issuer that are not in dispute have been paid in accordance with the terms of this Agreement.

7.3 Issuer will maintain a Reserve Account as set forth in Section 2.2.f. Interest earned from the Reserve Account will be paid to Issuer as agreed between the Issuer and the Bank holding the Reserve Account.

7.4 Issuer will maintain the specified amount of funds in the Stored Value Account in accordance with the formula set forth in Exhibit A, and Issuer's Processor shall use such funds to pay Settlement to DFS for all Card Transactions. Issuer shall not have direct access to the Stored Value Account. Funds in the Stored Value Account may be removed only by Processor or the financial institution to pay amounts owed to DFS or to return to Issuer amounts in excess of the balance required in Exhibit A. DFS will monitor and review the Stored Value Account on a monthly basis to determine Issuer's compliance with the requirements of this Agreement. DFS will consider moving to a quarterly review of the Stored Value Account upon demonstration by Issuer of six months of maintaining required balances in the Stored Value Account.

7.5 Issuer and DFS will keep true and accurate books of accounts and records concerning this Agreement and all Program requirements in accordance with sound accounting practices, employing standards, procedures and forms in conformity with generally accepted accounting principles in the United States. Issuer will provide periodic reports to DFS regarding the number of Card Accounts, the dollar amount of outstanding balances on Cards and Card Accounts, and such other information that DFS may reasonably request from time to time.

7.6 Issuer and DFS agree to arrange a mutually acceptable time to review financial arrangements, financial stability, and Program results.

7.7 Issuer will immediately provide DFS with any information regarding fraudulent activity with respect to Card Transactions, Card distribution, Card delivery/storage or any fraudulent activity that could jeopardize the integrity of the Network, the Discover brand or the Discover/NOVUS Acceptance Mark image. Each situation will be discussed and appropriate resolution or modifications will be determined. Resolution may result in changes impacting current procedures and will be discussed to determine mutually agreeable timeframe for implementation. DFS will immediately notify Issuer of any fraudulent activity on the Network or other activity against DFS products and services that may affect Issuer.

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7.8 Issuer may assess fees and other charges when it collects funds from Clients or Cardholders for the issuance or usage of the Card. These fees and other charges must be charged and collected in accordance with applicable federal and state regulations, and must be disclosed to Cardholders prior to sale, activation or initial use of the Cards.

7.9 Issuer will pay any stand-in Authorization from any Merchant detailed in Schedule 7.1 which posts to an account and which the transaction is greater than the available balance on the card. All other Merchants should not stand-in for Authorization of these Card Transactions.

8.0 Intellectual Property Ownership

8.1 Each of the parties will retain all rights of ownership in the respective property that they own as of the date of this Agreement including, without limitation, patent rights, licenses, copyrights, service marks and trademarks in the software and systems each party operates as of the date of this Agreement, or that it develops or has developed for the purposes or administering the Program, providing services, or otherwise.

8.2 DFS shall continue to own all rights with respect to anything related to the Network, the Merchants and Discover Card Cardmembers, including, without limitation, all data and information related thereto or derived there from.

8.3 Issuer will own all Client information and lists and Cardholder information and lists that it develops specifically for the purposes of this Program.

8.4 Issuer warrants and agrees that it has not provided any proprietary or Confidential Information to DFS in order for DFS to operate the Network, process Cards, or otherwise fulfill any of its duties under the Program.

9.0 Limited Authorization for Discover/NOVUS Acceptance Mark Usage

9.1 DFS grants Issuer the non-exclusive right to use the Discover/NOVUS Acceptance Mark for the limited purpose only of placing such Mark on Cards to indicate that Cards may be used within the Network. Issuer must follow the guidelines for use of the Discover/NOVUS Acceptance Mark set forth in the Operating Regulations and the Technical Specifications Manual. Issuer shall not use the Discover/NOVUS Acceptance Mark, any registered trademarks, logos or name of DFS or any DFS affiliate company, or any other proprietary designations of DFS on any materials without first submitting all such materials to DFS and obtaining DFS' prior written consent.

10.0 General

10.1 Neither party may assign this Agreement without the express written consent of the other party.

10.2 This Agreement may not be amended, modified or changed in any way except by a written instrument executed by an authorized representative of each party.

10.3 The parties to this Agreement shall be deemed to be independent contractors. Nothing in this Agreement shall be construed as making the parties agents, employees, joint venturers, or partners.

10.4 Issuer and DFS will each comply in all material respects with all Governmental Requirements that apply, respectively, to each of them for all applicable jurisdictions in which the Program will operate.

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10.5 Neither party hereto shall be held responsible for any delay or failure in performance hereunder caused in whole or in part by fire, strike, flood, embargo, labor dispute, act of sabotage, not, accident, delay of carrier or supplier, voluntary or mandatory compliance with any governmental act, regulation or request, act of God or by public enemy, or any third party act or omission or other cause beyond such party's control. If any such contingency shall occur, this Agreement shall be deemed extended by the length of time such contingency continues. The parties shall use their best reasonable efforts to minimize the consequences of a force majeure event.

10.6 If any provision of this Agreement is held to be illegal, unenforceable or invalid, no other provision of this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall be construed and reformed and shall continue with the same effect as if such illegal, unenforceable or invalid provision was not a part hereof.

10.7 Any waiver (express or implied) by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

10.8 The headings and captions contained in this Agreement shall not be considered to be a part hereof for purposes of interpreting or applying this Agreement, but are for convenience only.

10.9 This Agreement may be executed in counterparts, each of which will be deemed an original and both of which together will constitute one instrument.

10.10 In the event of any conflict or inconsistency between the terms of this Agreement and those of the Operating Regulations or Technical Specifications Manual, the terms of this Agreement shall govern.

10.11 This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, excluding its choice of law principles.

10.12 Either party may request an audit of the records of the other party that pertain to performance of the other party's duties under this Agreement, provided that (i) only one audit of a party shall be permitted during any year of this Agreement, (ii) the requesting party must provide not less than 30 days prior notice of the requested audit, (iii) the audit may only be performed during normal business hours and may not disrupt the ordinary operations of the party being audited, (iv) the audit must be performed by an independent third party that executes a confidentiality agreement with terms substantially similar to the terms contained in Section 5.0 hereof, (v) the cost of the audit shall be evenly split by DFS and Issuer, as set forth in Schedule 7.1.

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10.13 All notices required or provided for in this Agreement shall be in writing and delivered by hand or by overnight courier, or sent first class mail and notices shall be addressed as follows:

If to DFS:

Discover Financial Services, Inc.

2500 Lake-Cook Road

Riverwoods, IL 60015

Attention: Joe Hurley,

BB 3-E

Copy to:

Discover Financial Services, Inc.

2500 Lake-Cook Road

Riverwoods, IL 60015

Attention: General Counsel

If to Issuer:

NBO Systems, Inc.

3676 West California Ave. Bldg D Salt Lake City, UT 84104

Attention: Keith Guevara

Copy to:

NBO Systems, Inc.

3676 West California Ave. Bldg D Salt Lake City, UT 84104

Attention: General Counsel

With the intention to be bound by the terms of this Agreement, the parties have executed this Agreement by causing their respective authorized representatives sign where indicated below.

Discover Financial Services, Inc.	NBO Systems, Inc.
By: /s/[illegible signature]	By: /s/ Keith Guevara
Title: S.V.P.	Title: Chairman/CEO

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Issuer--Profile

Exhibit A

Issuer NBO Systems, Inc.

[* * *]* * *

Date of First Card Issued (Start-up) October, 2002

Designated Processor Metavante

Processor will perform the following tasks:

Provide a positive or declined Authorization to Merchants through the Network Maintain data regarding Card and Card Account balances

Settle funds daily with DFS for Card Transactions

Obtain funds from Issuer account

Report monthly as provided in this Agreement and the agreement between DFS and Processor

Card personalization/production - As agreed to between Issuer and Processor IVR support -- As agreed to between Issuer and Processor

Call center support/customer service - As agreed to between Issuer and Processor Dispute processing

Web development - As agreed to between Issuer and Processor

  Processor will hold Authorization for 10 days
  Issuer understands that Merchants have 90 days to Settle on Authorized transactions

Printer of cards Card Pro

Address 7630 South Quincy Street, Willow brook IL

Phone/Contact: Edward Hearne (630) 794-8134

Bank Information

Reserve Account funds held at:

Amount in Reserve Acct. [* * *]

Acct #

Stored Value Account Funds held at: Florida Bank N.A.

% against active funds [* * *]

Acct # [* * *]

Processor to collect funds from account held at Florida Bank N.A.

Acct # [* * *]

Approved initial Client list: [* * *]

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Schedule 7.1
Pricing and Fees

1. Set-Up Fees

A. Issuer Set-Up Fee. Issuer shall pay DFS a one-time fee to set up its Program with DFS in the amount of [* * *.]

2. Client Program Fees

A.    Issuer shall pay DFS a New Client Program fee for the first Program year of each new approved Client Program in the amount of [* * *].

B.    For each Program year after the first year of a Client Program, Issuer shall pay a Client Program fee, per each Client Program, of [* * *].

3. Account Number License Fees.

A. [* * *]

4. Transaction Pricing

A. Issuer shall pay DFS a fee based upon the number of Authorization transactions processed by DFS. The amount of this fee is calculated by adding two numbers the first of which is derived from (i) the number of positive authorizations multiplied by the applicable Fee level and the second of which is derived from (ii) the number of declined Authorizations multiplied by the applicable Fee level.

# Positive Authorizations [* * *]

# Declined Authorizations [* * *]

5. Miscellaneous Fees and Costs.

A. Micro-transactions (defined as transactions under [* * *]) shall be permitted for up to [* * *] of the total Card Sale transactions (by number of transactions, not dollar volume) per month for each separate Client Program. When the number of Micro-transactions

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Reaches [* * *], for each Micro-transaction thereafter, Issuer shall be charged [* * * * * *].

B. If, as a result of stand-in floor limits properly invoked by any merchant, any amount of a Card Sale is not recoverable, the amount that cannot be recovered will be paid by Issuer.

C. DFS will consider requests from Issuer to provide the following additional services at the additional fees set forth below:

  DFS will consider creation of new reports that are not part of the current Stored Value report package outlined in Technical Specifications Manual at an agreed- upon cost, to be determined according to the requested report.

  If either party requests an audit of the other party with respect to its duties under this Agreement (no more than one audit shall be permitted in total during each year of the Agreement), [* * *].

  Any changes to the Program requested by Issuer that require systems or other technology work to be performed shall be first estimated by the DFS Business Technology Group, and shall be billed at [* * *].

D. As set forth in the Agreement, DFS presently does not offer any of the following services, but may, upon agreement with Issuer, consider offering such services at an additional fee.

  Loading value to, or activating the value of, Cards at Merchant point of sale locations.

  Providing balance inquiries for Cards at point of sale locations.

  Providing cash advances at ATMs or financial institutions for Cards.

A. 6. [* * *]. DFS will pay to Issuer, an amount that is calculated by multiplying [* * *

The amount of the Revenue share may be netted from any amounts that Issuer owes to DFS, or will be paid directly to Issuer if the Revenue Share owed to Issuer exceeds the amounts Issuer owes to DFS.

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Carved-out Merchant List
Appendix A

The list of Merchants on this Appendix A is Highly Confidential and may not be distributed to any party except the Chief Operating Officer and the Chief Financial Officer of Issuer.

* * *

This Appendix A may be revised from time to time by DFS, and DFS will provide any revisions to Issuer.

Issuer hereby acknowledges the confidential nature and its receipt of this Exhibit A:

By: /s/ Randy J. Steck

Randy J. Steck, COO and CTO

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Client Program Plan Description
Appendix B

PRODUCT Application — **Open Environment**

Issuer ______________________

Processor ______________________

Program Description

Client ______________________

Is program Co-Branded ☐ Yes ☐ No, direct to consumer ☐ Other ___

Purpose of program

Will client fund card ☐ Yes ☐ No

Anticipated average ticket $ ___________

Card storage/distribution ______________________

Program specifics

Type of card program:

- ☐ Gift, Cash, Stored Value – Direct to Consumer
- ☐ Client Promotion to Consumer
- ☐ Employee Incentive
- ☐ Payroll (requires ATM)
- ☐ Insurance Claim (requires ATM)
- ☐ Personal Spending
- ☐ Medical Account
- ☐ Teen

Anticipated volume (# of cards) ______________________

Date program to begin ______________________

program end (if applicable) ______________________

Card expiration ______________________

Marketing plan

Program functionality

- ☐ ATM for cash
- ☐ Customer Service
- ☐ cardholder statement
- ☐ other ___________

LosAngeles/176446.3
4/26/05

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Fund Management

Funds held by: ____________________ Until: ____________________

Fund load ☐ pre-loaded ☐ loadable,

$ values ____________ Location: ____________

____

Card minimum/maximum ____________ ____________

(minimum) (maximum)

Disclosures

Miscellaneous program specifics

MCC exclusions

Exclusive MCC

For Discover Use:

Program Checklist

IIN assigned

Review plastics

Review marketing material

LosAngeles/176446.3
4/26/05

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Schedule 3,1 (f) Current litigation, infringement, or actions:

NONE

NBO Systems, Inc.

By: /s/ Keith Guevara

Title: CEO

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RESERVE AGREEMENT

THIS RESERVE AGREEMENT ("Reserve Agreement") is entered into as of October 11 , 2002 between DISCOVER FINANCIAL SERVICES, INC. ("DFSI") and NBO Systems, Inc. ("NBO").

RECITALS

WHEREAS, DFSI and NBO are parties to a Cash Card Issuer Agreement effective as of October 11, 2002, ("Agreement"); and

WHEREAS, as a condition of entering into the Agreement and in order to secure NBO's potential liabilities to DFSI arising under the Agreement, NBO has agreed to maintain the Account, as defined below, according to the terms set forth herein;

WHEREAS, DFSI has a right to terminate the Agreement if NBO does not maintain the required amounts in a reserve account; and

WHEREAS, DFSI agrees that from and after the date of execution of this Agreement, and subject to the terms set forth herein, it shall forbear in exercising its right to terminate the Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, DFSI and NBO agree as follows:

1.    DFSI agrees, from and after the date of execution of this Reserve Agreement and subject to the terms set forth herein, to forbear in exercising its right to terminate the Agreement.

2.    NBO agrees to continue to perform its obligations under the Agreement and any and all amendments thereto.

3.    For value received and in consideration of continuing the Agreement, NBO agrees with DFSI that, to secure the payment of all Liabilities, as hereinafter defined, NBO hereby grants to DFSI a security interest in, assigns to DFSI, and agrees that DFSI shall have a lien upon, all interest of NBO, whether now existing or hereafter arising, in the Account, as hereinafter defined, all interest credited thereto and any certificates of deposit or other property which may from time to time be acquired directly or indirectly using proceeds of such property (collectively referred to herein as "Reserve").

4.    In this Reserve Agreement, "Liabilities" means all obligations of NBO to DFSI arising under the Agreement, as the Agreement may be amended, modified and/or renewed, or under any successor agreement, and any other obligation of NBO to DFSI whether direct or indirect, absolute or contingent, or now or hereafter existing or due or to become due.

5.    In this Reserve Agreement, "Account" means the money market deposit account no. 504947 held in the name of NBO at Discover Bank, in the amount of $ 250,000 ("Initial Balance").

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6.     NBO agrees that DFSI may, if necessary and only after notice to NBO and NBO fails to correct any default within 24 hours of such notice, resort to the Reserve for payment of the Liabilities. NBO further agrees that Discover Bank shall be permitted and is hereby instructed to honor the instructions of DFSI to set-off, debit and/or withdraw Reserve from the Account for payment of the Liabilities as stipulated in this agreement.

7.     NBO agrees that the maintenance of the Account with a balance of no less than the Initial Balance is a condition of the Agreement, and that in the event that DFSI resorts to the Reserve for payment of the Liabilities, NBO will immediately deposit in the Account any amounts necessary to restore the Initial Balance of Settlement amounts otherwise payable to NBO under the Agreement. In the event that the balance in the Account is less than the Initial Balance, DFSI may terminate the Agreement; provided that DFSI's waiver of this right in any instance shall not be deemed a general waiver or imply that subsequent waivers may be granted. DFSI will notify NBO of DFSI intent to terminate the agreement, allowing the time to cure as specified in the Agreement.

8.     NBO agrees that the Reserve shall be held for the benefit of DFSI for the term of the Agreement and for a period of up to one year thereafter, or for such longer period during which NBO or any of its assets may be subject to a bankruptcy or insolvency proceeding and/or under the control of a trustee or receiver. NBO acknowledges that it shall not be permitted to withdraw, transfer, pledge, hypothecate or otherwise impair DFSI's interest in the Reserve during the period that it is held for the benefit of DFSI; provided that DFSI will permit interest on the Account at a prevailing money market rate in effect from time to time commencing on the effective date of the Account to be credited to the Account or, if the account is not deficit in any way, to be distributed quarterly to NBO where the balance of the Reserve is greater than the Initial Balance.

9.     Notwithstanding anything to the contrary in the Agreement, NBO agrees that the Agreement shall terminate immediately without notice if NBO files an action to recover the proceeds of the Account, creates a lien superior to that of DFSI in the Account or otherwise violates the terms of the Agreement or this Reserve Agreement.

10.     This Reserve Agreement provides for rights and remedies in addition to and not in limitation of those contained in the Agreement. Accordingly, the Agreement may be terminated in accordance with its terms and any rights and remedies provided thereunder may be exercised notwithstanding compliance with the terms of this Reserve Agreement.

11.     Capitalized terms which are not otherwise defined in this Reserve Agreement are used as such terms are defined in the Agreement.

12.     This Reserve Agreement is governed by the laws of the State of Delaware.

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IN WITNESS WHEREOF, this Reserve Agreement has been executed by authorized officers of DFSI and NBO.
NBO Systems, Inc.	DISCOVER FINANCIAL SERVICES, INC.
By: /s/ Keith Guevara	By: /s/ [illegible signature]
Title: Chairman/CEO	Title: S.V.P.
Date: October 9, 2002	Date: October 11, 2002

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